Exhibit 99.1

ADMINISTAFF ANNOUNCES FIRST QUARTER RESULTS
AND RAISES 2006 GUIDANCE

•	Revenues up 21% on 15% unit growth
•	Operating income up 109%
•	EPS up 106% to $0.37

HOUSTON - May 2, 2006 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced a 129.7% increase in first quarter net income to $10.5 million in the 2006 period from $4.6 million in the 2005 period. Diluted earnings per share increased to $0.37 from $0.18 in the 2005 period.

“Our strong execution and financial performance during the quarter continue to reflect momentum in growth and profitability, and the efficiency of our business model,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “These results combined with strong demand for our service increases our optimism for the balance of 2006.”

Revenues for the first quarter of 2006 increased 20.6% over the 2005 period to $360.6 million. This increase was due to a 14.7% increase in the average number of worksite employees paid per month, while revenues per worksite employee per month increased 5.2% to $1,252 compared to $1,190 in the 2005 period.

Gross profit increased 25.8% to $68 million, due to the increase in the average number of worksite employees paid, combined with better than expected pricing and direct costs. The average gross profit per worksite employee per month increased to $236 in the 2006 period from $215 in the 2005 period.

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Administaff, Inc.

Operating expenses increased 13.7% to $53.6 million on the 14.7% increase in the average number of worksite employees. Accordingly, operating expenses on a per worksite employee per month basis declined from $188 in the 2005 period to $186 in the 2006 period.

Operating income for the first quarter of 2006 increased 109.2% to $14.4 million, with an average operating income per worksite employee per month of $50 compared to $27 in the 2005 period.

“Our first quarter results generated EBITDA in excess of $21 million, an 81% increase over the first quarter of 2005,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “Our strong cash flow has positioned us to fund our growth, make strategic acquisitions and pay off the mortgage on our corporate headquarters, while continuing to pay dividends and repurchase shares.”

Business Outlook

Administaff also provided its outlook for the second quarter and full year 2006.

	Second Quarter	Full Year

Average worksite employees paid per month	98,500 - 99,000	101,000 - 101,500
Gross profit per worksite employee per month	$221 - $224	$225 - $227
Operating expenses (in millions)	$53.0 - $53.7	$215.5 - $217.5	(1)
Net interest income (in millions)	$2.25 - $2.75	$10.0 - $12.0
Effective income tax rate	36.7%	36.7%
Average outstanding shares (in millions)	28.9	28.9

(1)	The high end of the full year operating expense range assumes a higher accrual for incentive compensation based upon achieving higher unit growth and gross profit goals.

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the second quarter and full year 2006, and answer questions from investment analysts. To listen in, call 866-271-6130 and use passcode 33084672. The call will also be Webcast at http://www.administaff.com. To access the Webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 36767299, for two weeks after the call. The Webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 41 sales offices in 22 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

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Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance premiums and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) our ability to effectively manage our retirement services operation; (v) the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; and (viii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Cash and cash equivalents	$150,929	$137,407
Restricted cash	29,116	27,580
Marketable securities	63,617	57,973
Accounts receivable	102,125	98,411
Prepaid expenses and other current assets	14,331	13,882
Income taxes receivable	1,207	—
Deferred income taxes	2,264	3,308
Total current assets	363,589	338,561

Property and equipment, net	83,003	83,620
Prepaid insurance	11,000	11,000
Deposits	66,115	56,375
Goodwill and other intangible assets	4,985	5,018
Other assets	970	865
Total assets	$529,662	$495,439

Liabilities and Stockholders’ Equity
Accounts payable	$4,315	$4,979
Payroll taxes and other payroll deductions payable	111,419	101,293
Accrued worksite employee payroll expense	85,221	78,393
Accrued health insurance costs	5,573	3,495
Accrued workers’ compensation costs	31,114	30,212
Accrued corporate payroll and commissions	7,399	17,801
Other accrued liabilities	7,699	7,453
Current portion of long-term debt	1,712	1,700
Total current liabilities	254,452	245,326

Long-term debt	32,756	33,190
Accrued workers’ compensation costs	35,750	32,692
Deferred income taxes	2,029	1,802
Total noncurrent liabilities	70,535	67,684

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	128,045	119,573
Treasury stock, cost	(42,823)	(45,614)
Deferred compensation expense	—	(2,931)
Accumulated other comprehensive income (loss), net of tax	(165)	(153)
Retained earnings	119,309	111,245
Total stockholders’ equity	204,675	182,429
Total liabilities and stockholders’ equity	$529,662	$495,439

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2006	2005	Change

Operating results:
Revenues (gross billings of $1.912 billion and $1.574 billion less worksite employee payroll cost of $1.551 billion and $1.275 billion, respectively)	$360,636	$298,976	20.6%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	292,643	244,948	19.5%
Gross profit	67,993	54,028	25.8%
Operating expenses:
Salaries, wages and payroll taxes	28,224	23,331	21.0%
Stock-based compensation	289	1,038	(72.2)%
General and administrative expenses	15,975	13,783	15.9%
Commissions	2,833	2,364	19.8%
Advertising	2,383	2,875	(17.1)%
Depreciation and amortization	3,895	3,757	3.7%
Total operating expenses	53,599	47,148	13.7%
Operating income	14,394	6,880	109.2%
Other income (expense):
Interest income	2,809	1,122	150.4%
Interest expense	(670)	(544)	23.2%
Other, net	119	(19)	(726.3)%
Income before income tax expense	16,652	7,439	123.8%
Income tax expense	6,111	2,849	114.5%
Net income	$10,541	$4,590	129.7%
Diluted net income per share of common stock	$0.37	$0.18	105.6%
Diluted weighted average common shares outstanding	28,383	26,081

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended March 31,
	2006	2005	Change
Statistical data:
Average number of worksite employees paid per month	96,006	83,729	14.7%
Revenues per worksite employee per month(1)	$1,252	$1,190	5.2%
Gross profit per worksite employee per month	236	215	9.8%
Operating expenses per worksite employee per month	186	188	(1.1)%
Operating income per worksite employee per month	50	27	85.2%
Net income per worksite employee per month	37	18	105.6%

(1) Gross billings of $6,639 and $6,267 per worksite employee per month, less payroll cost of $5,387 and $5,077 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended March 31,
	2006	2005	Change

Payroll cost (GAAP)	$1,551,502	$1,275,328	21.7%
Less: Bonus payroll cost	(153,727)	(143,815)	6.9%
Non-bonus payroll cost	$1,397,775	$1,131,513	23.5%

Payroll cost per worksite employee (GAAP)	$5,387	$5,077	6.1%
Less: Bonus payroll cost per worksite employee	(534)	(572)	(6.6)%
Non-bonus payroll cost per worksite employee	$4,853	$4,505	7.7%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended March 31,
	2006	2005

Net income (GAAP)	$10,541	$4,590
Interest expense	670	544
Income tax expense	6,111	2,849
Depreciation and amortization	3,895	3,757
EBITDA	$21,217	$11,740

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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